Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Build-A-Bear Workshop, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-120012 and 333-159313) on Form S-8 of Build-A-Bear Workshop, Inc. and subsidiaries of our report dated March 17, 2011, with respect to the consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows of Build-A-Bear Workshop, Inc. and subsidiaries for the fiscal year ended January 1, 2011, which report appears in the December 29, 2012 annual report on Form 10-K of Build-A-Bear Workshop, Inc. and subsidiaries.

/s/ KPMG LLP

St. Louis, Missouri
March 14, 2013